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                           INSTRUMENTS SECURITY AGREEMENT


                                                         DATE: January 15, 1998

DEBTOR                                                            SECURED PARTY

John R. Walter                               Oxboro Medical International, Inc.
13828 Lincoln Street N.E.                             13828 Lincoln Street N.E.
Ham Lake, MN  55304                                         Ham Lake, MN  55304

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     1.   SECURITY INTEREST AND COLLATERAL.  To secure the debt, liability or obligation of the Debtor to secured party evidenced by the following: that certain Promissory Note dated January 15, 1998, and any extensions, renewals or replacements thereof (herein referred to as the "Obligations"), Debtor hereby grants Secured Party a security interest (herein called the "Security Interest") in the property owned by Debtor and held by Secured Party that is described as follows: Share Certificate No. A-10010 of Oxboro Medical International, Inc., representing 40,000 shares, together with all rights in connection with such property (herein called the "Collateral").

     2. REPRESENTATIONS, WARRANTIES AND COVENANTS. Debtor represents, warrants and covenants that:

          (a) Debtor will duly endorse, in blank, each and every instrument constituting Collateral by signing on said instrument or by signing a separate document of assignment or transfer, if required by Secured Party.

          (b) Debtor is the owner of the Collateral free and clear of all liens, encumbrances, security interests and restrictions, except the Security Interest and any restrictive legend appearing on any instrument constituting Collateral.

          (c) Debtor will keep the Collateral free and clear of all liens, encumbrances and security interests, except the Security Interest.

          (d) Debtor will pay when due all taxes and other governmental charges levied or assessed upon or against any Collateral.


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          (e)  At any time, upon request by Secured Party, Debtor will deliver to Secured Party all notices, financial statements, reports or other communications received by Debtor as an owner or holder of the Collateral.

          (f) Debtor will upon receipt deliver to Secured Party in pledge as additional Collateral all securities distributed on account of the Collateral such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.

     3. RIGHTS OF SECURED PARTY. Debtor agrees that Secured Party may at any time, whether before or after the occurrence of an Event of Default and without notice or demand of any kind, (a) notify the obligor on or issue of any Collateral to make payment to Secured Party of any amounts due or distributable thereon, (b) in Debtor's name or Secured Party's name enforce collection of any Collateral by suit or otherwise, or surrender, release or exchange all or any part of it, or compromise, extend or renew for any period any obligation evidenced by the Collateral, (c) receive all proceeds of the Collateral, and (d) hold any increase or profits received from the Collateral as additional security for the Obligations, except that any money received from the Collateral shall, at Secured Party's option, be applied in reduction of the Obligations, in such order of application as Secured Party may determine, or be remitted to Debtor.

     4. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an event of default under this Agreement (herein called "Event of Default"); (a) Debtor shall fail to observe or perform any covenant or agreement herein binding on him; (b) any representation or warranty by Debtor set forth in this Agreement shall prove materially false or misleading; (c) a garnishment summons or a writ of attachment shall be issued against or served upon the secured Party for the attachment of any property of the Debtor or any indebtedness owing to Debtor; or (d) Debtor shall (i) be or become insolvent (however defined); (ii) voluntarily file, or have filed against him involuntarily, a petition under the United States Bankruptcy Code; or (iii) die.

     5. REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default and at any time thereafter, Secured Party may exercise any one or more of the following rights or remedies: (a) if any interest hereon or any principal amount hereof is not paid when due, then, in such event, the holder hereof may, at its option, transfer a number of shares held as Collateral equal to $8,640.00 plus interest accrued to the installment payment date divided by the per-share market value of the Stock as of the close of trading on the installment payment date, as payment therefore; (b) on January 15, 2003, declare all unmatured Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand; (c) exercise all voting and other rights as a holder of the Collateral; (d) exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including the right to offer and sell the Collateral privately to purchasers who will agree to take the Collateral for investment and not with a view to distribution and who will agree to the imposition of restrictive legends on the certificates representing the

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Collateral, and the right to arrange for a sale which would otherwise qualify as exempt from registration under the Securities Act of 1933; and if notice to Debtor of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at lease 10 calendar days prior to the date of intended disposition or other action; (e) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor or against any other person or property. Upon the occurrence of the Event of Default described in
Section 4(d)(ii), all Obligations shall be immediately due and payable without demand or notice thereof. Any disposition of the Collateral in the manner provided in this Section 5 shall be deemed commercially reasonable.
In the event Debtor fails to pay the remaining principal and accrued interest outstanding on January 15, 2003, then the sole remedy of the Secured Party shall be to cancel the Certificate or Certificates representing the remaining Collateral or to sell said Collateral to a third party and, in either event, such cancelation or sale shall be in full and complete satisfaction of said outstanding principal and accrued interest and Debtor shall have no further obligation or liability to Secured Party under the Obligations.

     6. MISCELLANEOUS. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party's rights or remedies. All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party's option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

     All notices to be given to Debtor shall be deemed sufficiently given if delivered or mailed b registered or certified mail, postage prepaid, to Debtor at its address set forth above or at the most recent address shown on Secured Party's records.

     Secured Party's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody of possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against prior parties, to exercise at all or in any particular manner any voting rights which may be available with respect to any Collateral, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. Debtor will reimburse Secured Party for all expenses (including reasonable attorneys' fees and legal expenses) incurred by Secured Party in the protection, defense or enforcement of the Security Interest, including expenses incurred in any litigation or bankruptcy or insolvency proceedings.

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     This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective heirs, representatives, successors and assigns and shall take effect when signed by Debtor and delivered to Secured Party, and Debtor waives notice of Secured Party's acceptance hereof.

     This Agreement shall be governed by the substantive law of the State of Minnesota and, unless the context otherwise requires, all terms used herein which are defined in Articles 1 and 9 of the Uniform Commercial Code, as in effect in Minnesota, shall have the meanings therein stated. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.

     All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The Debtor hereby irrevocably submits to the jurisdiction of the Minnesota District Court, Fourth Division, and the Federal District Court, District of Minnesota, Fourth Divisions, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

SECURED PARTY                               DEBTOR

OXBORO MEDICAL INTERNATIONAL, INC.


By   /s/Larry A. Rasmusson                    /s/John R. Walter
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   Larry A. Rasmusson                       John R. Walter
   Title:  Chief Executive Officer

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